June 24, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS MAY 2015 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for May 2015. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $286.9 million in May 2015 increased 6 percent compared to May 2014. The favorable year-over-year comparison was primarily attributable to continued growth in the Private Client Group segment. Meanwhile, total securities commissions and fees were essentially flat compared to April 2015, as a sequential increase in the Private Client Group segment was offset by a weaker month in the Capital Markets segment and one fewer business day.

Client assets under administration reached a new record of $504.9 billion, representing increases of 7 percent over May 2014 and 1 percent over April 2015. Similarly, financial assets under management achieved a new record of $70.9 billion, a 12 percent increase over last year’s May and a 2 percent increase over the preceding month. Growth in client assets was driven by strong financial advisor retention and recruiting results as well as market appreciation.

“Investment banking improved modestly compared to both May 2014 and April 2015, as softness in equity investment banking was more than offset by a strong month for Raymond James Tax Credit Funds,” explained CEO Paul Reilly. “While the timing of closings is very difficult to predict, we currently expect investment banking results for the quarter to be somewhat in line with the preceding quarter.”

Total net loans at Raymond James Bank of $12.0 billion grew 15 percent over last year’s May and remained flat compared to the preceding month, as an acceleration in payoff activity offset relatively stable levels of new loan originations.

“We are pleased with the results we generated in the first two months of the quarter,” said Paul Reilly, CEO. “Our success in retaining and recruiting financial advisors has helped us achieve new records for both client assets under administration and financial assets under management, which should position us well going forward.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has nearly 6,400 financial advisors serving in excess of 2.6 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $505 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc.
Operating Data

	May 2015	April 2015	% Change	May 2014	% Change
	(20 business days)	(21 business days)		(21 business days)

Total securities commissions and fees (in mil.) (1)	$286.9	$287.8	—	$270.4	6%

Client assets under administration (in bil.)	$504.9	$501.9	1%	$470.2	7%

Private Client Group assets under administration (in bil.)	$480.2	$477.1	1%	$445.3	8%

Financial assets under management (in bil.) (2)	$70.9	$69.7	2%	$63.3	12%

Raymond James Bank total loans, net (in bil.)	$12.0	$12.0	—	$10.4	15%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.